Exhibit 3.1
ARTICLES SUPPLEMENTARY
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
Class Z Cumulative Preferred Stock
(Par Value $.01 Per Share)
     APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (hereinafter called the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the Department of Assessments and Taxation of the State of Maryland that:
     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Section 1.2 of Article IV of the Charter of the Corporation (as amended to date, the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation, by duly adopted resolutions, has reclassified 4,000,000 shares of the Corporation’s authorized and unissued shares of Class A Common Stock, par value $.01 per share (the “Common Stock”), as additional shares (the “Additional Shares”) of 7.00% Class Z Cumulative Preferred Stock, par value $.01 per share (the “Class Z Preferred Stock”), and has provided for the issuance of such Additional Shares of Class Z Preferred Stock.
     SECOND: The reclassification increases the number of authorized shares classified as Class Z Preferred Stock from 800,000 shares immediately prior to the reclassification to 4,800,000 shares immediately after the reclassification. The reclassification decreases the number of authorized shares classified as Common Stock from 484,887,260 immediately prior to the reclassification to 480,887,260 shares immediately after the reclassification.
     THIRD: The terms of the Additional Shares of Class Z Preferred Stock (including the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption) are as provided in the Charter and remain unchanged by these Articles Supplementary, except that a holder of Additional Shares shall not be entitled to receive any dividends paid on any Dividend Payment Date (as defined in the Charter) if such Additional Shares were not outstanding on the Record Date (as defined in the Charter) for such dividend.

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Executive Vice President and Chief Financial Officer and witnessed by its Executive Vice President, General Counsel and Secretary on this 24th day of August, 2011.

WITNESS:	APARTMENT INVESTMENT AND MANAGEMENT COMPANY

/s/ Lisa R. Cohn	/s/ Ernest M. Freedman

Lisa R. Cohn	Ernest M. Freedman
Executive Vice President,	Executive Vice President and
General Counsel and Secretary	Chief Financial Officer
     THE UNDERSIGNED, Executive Vice President and Chief Financial Officer of APARTMENT INVESTMENT AND MANAGEMENT COMPANY, who executed on behalf of the Corporation the Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Ernest M. Freedman
Ernest M. Freedman
Executive Vice President and Chief Financial Officer